EXHIBIT 10.4

PREFERRED STOCK REDEMPTION AGREEMENT

THIS PREFERRED STOCK REDEMPTION AGREEMENT (this “Agreement”) is made and entered into effective as of September 18, 2013 (the “Effective Date”), by and between Wells Real Estate Funds, Inc., a Georgia corporation (“Wells REF”), CatchMark Timber Trust, Inc., formerly known as Wells Timberland REIT, Inc., a Maryland corporation (the “Company”), Leo F. Wells, III, President and Chairman of the Board of the Company, and Douglas P. Williams, Executive Vice President, Secretary, Treasurer and director of the Company. This Agreement is being entered into pursuant to that certain Master Self-Management Transition Agreement dated September 18, 2013 (the “Master Transition Agreement”) by and among the Company, Wells REF, CatchMark Timber Operating Partnership, L.P., formerly known as Wells Timberland Operating Partnership, L.P., a Delaware limited partnership, and Wells Timberland Management Organization, LLC, a Georgia limited liability company. Wells REF, the Company and Messrs. Wells and Williams are sometimes referred to herein collectively as the “Parties.”

WHEREAS, the Company has issued and outstanding a series of preferred stock designated as Series A Preferred Stock (the “Series A Preferred Stock”) and a series of preferred stock designated as Series B Preferred Stock (the “Series B Preferred Stock”);

WHEREAS, all or any portion of the Series A Preferred Stock or Series B Preferred Stock may be redeemed by the Company at a price per share equal to the Series A Issue Price (as defined in the Sixth Articles of Amendment and Restatement of the Company (the “Charter”)) or Series B Issue Price (as defined in the Charter), as the case may be, plus all dividends accrued but unpaid thereon;

WHEREAS, Wells REF is the holder of 100.0% of the issued and outstanding shares of Series A Preferred Stock and 100.0% of the issued and outstanding shares of Series B Preferred Stock (collectively, the “Preferred Shares”);

WHEREAS, in connection with the purchase of the Preferred Shares by Wells REF, the Company’s board of directors (the “Board of Directors”) previously exempted Wells REF from the Aggregate Share Ownership Limit (as defined in the Charter) and named Wells REF as an Excepted Holder (as defined in the Charter);

WHEREAS, Wells REF has waived the requirement that dividends on the Series A Preferred Stock accrue daily at an annual rate of 8.5% of the Series A Issue Price and dividends on the Series B Preferred Stock accrue daily at an annual rate of 8.5% of the Series B Issue Price and further consented that dividends on the Series A Preferred Stock accrue daily at an annual rate of 1.0% of the Series A Issue Price and dividends on the Series B Preferred Stock accrue daily at an annual rate of 1.0% of the Series B Issue Price, effective as of May 9, 2011 (collectively, the “Dividend Waivers”); and

WHEREAS, Wells REF desires to sell, transfer, grant, convey and assign to the Company, and the Company desires to purchase, acquire and redeem from Wells REF, the Preferred Shares and their respective accrued and unpaid dividends, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Recitals. The foregoing recitals are made a part of this Agreement.

2. Redemption of Preferred Shares. Wells REF hereby agrees to sell, transfer, grant, convey and assign the Preferred Shares to the Company, and the Company hereby agrees to purchase, receive, acquire and redeem the Preferred Shares and their respective accrued and unpaid dividends from Wells REF, upon the closing date of the Company’s underwritten public offering of shares of Class A common stock (the “Redemption Date”), for a cash redemption price that shall be negotiated in good faith by the Parties and determined on or before the Redemption Date (the “Redemption Price”); provided, however, that this Agreement shall automatically terminate and be of no further force or effect without further action by any Party if the Preferred Shares are not redeemed on or before December 31, 2014. Wells REF hereby agrees that the Dividend Waivers shall continue to be in effect through at least the earlier of the Redemption Date or June 30, 2014 (provided, however, that this period may be extended by the Company until December 31, 2014 so long as the Company is using good faith efforts to complete a listed public offering of its shares or other liquidity event that would result in the redemption of the Preferred Shares at the previously agreed-upon Redemption Price); and, thereafter, until such time as the Dividend Waivers may be prospectively revoked in writing by Wells REF.

3. Representations and Warranties of Wells REF. Wells REF hereby represents and warrants to the Company as follows, as of the Effective Date and the Redemption Date:

(a) Wells REF is the lawful owner of record and the beneficial owner of the Preferred Shares, free and clear of all liens, encumbrances, claims and other charges thereon of every kind.

(b) Other than this Agreement, Wells REF is not a party to or bound by any written or oral contract or agreement which grants to any individual, corporation or other entity any option or right of first refusal or other right to purchase or otherwise acquire the Preferred Shares (or any portion thereof) at any time, or upon the happening of any stated event. Wells REF has not sold, transferred, granted, conveyed or assigned any other right or interest in or to the Preferred Shares (or any portion thereof).

(c) Wells REF has full legal power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized and approved by all necessary action of Wells REF and this Agreement has been duly executed and delivered by Wells REF. This Agreement constitutes the valid and binding obligation of Wells REF, enforceable against Wells REF in accordance with its terms.

(d) There is no authorization, consent, order or approval of, or notice to or filing with, any Federal, state, local or other governmental agency or instrumentality required to be obtained or given in order for Wells REF to sell, transfer, grant, convey and assign the Preferred Shares to the Company and to fully perform its other obligations hereunder.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to Wells REF as follows, as of the Effective Date and the Redemption Date:

(a) The Company has full legal power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized and approved by all necessary action of the Company and this Agreement has been duly executed and delivered by the Company. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) There is no authorization, consent, order or approval of, or notice to or filing with, any Federal, state, local or other governmental agency or instrumentality required to be obtained or given in order for the Company to purchase, receive, acquire and redeem the Preferred Shares and to fully perform its other obligations hereunder.

5. Officer and Director Resignations.

(a) Mr. Wells hereby agrees to resign as President and Chairman of the Board of the Company, effective on the Hire Date (as defined in the Master Transition Agreement).

(b) Mr. Williams hereby agrees to resign as Executive Vice President, Secretary and Treasurer of the Company, effective on the Hire Date.

(c) In connection with the Company’s redemption of the Preferred Shares Messrs. Wells and Williams each hereby agree to resign as a director of the Company, effective on the Redemption Date.

6. Excepted Holder Status. Effective as of the Redemption Date, Wells REF hereby consents to the removal of the waiver of the Aggregate Share Ownership Limit and to the elimination of its status as an Excepted Holder, which were previously granted to Wells REF by the Board of Directors.

7. Survival of Representations and Warranties. All representations, warranties, covenants and agreements of the Parties set forth in this Agreement shall survive the execution and delivery hereof.

8. Indemnification. Each of the Company and Wells REF hereby indemnifies and holds the other harmless from and against any and all damage, loss, liability,

deficiency, cost and expense (including without limitation reasonable attorneys’ fees) resulting from or arising out of any misrepresentation, breach or inaccuracy of any of the representations, warranties, covenants or agreements made by the Company or Wells REF in this Agreement and any suit, action, investigation or proceeding incident thereto.

9. Further Assurances. Each of the Parties hereby agrees that they will, from time to time, execute and deliver, or cause to be executed and delivered, such further instruments and documents as may be required to transfer and deliver the Preferred Shares to the Company and to otherwise carry out the intention of the Parties and facilitate the performance of this Agreement.

10. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of laws.

(b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

(c) Entire Agreement; Modification; Waiver. This Agreement sets forth the entire understanding of the Parties and supersedes all prior oral or written agreements between the Parties with respect to the subject matter hereof. This Agreement shall not be changed, modified or amended except by a written instrument signed by the Parties.

(d) Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(e) Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

WELLS REAL ESTATE FUNDS, INC.

By:	/s/ LEO F. WELLS, III
Leo F. Wells, III
Chief Executive Officer

CATCHMARK TIMBER TRUST, INC.

By:	/s/ BRIAN DAVIS
Brian Davis
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

LEO F. WELLS, III

/S/ LEO F. WELLS, III
Leo F. Wells, III

DOUGLAS P. WILLIAMS

/S/ DOUGLAS P. WILLIAMS
Douglas P. Williams